                         AGREEMENT OF SALE AND PURCHASE



                                  BY AND AMONG



                    FOUNTAIN VALLEY MEDICAL DEVELOPMENT CO.
                        a California limited partnership
                                   ("SELLER")


                                      AND


                                ORNDA HEALTHCORP
                             a Delaware corporation
                                 ("GUARANTOR")


                                      AND


                      HEALTHCARE REALTY TRUST INCORPORATED
                             A Maryland corporation
                                 ("PURCHASER")


                          For the Sale and Purchase of
             Medical Office Buildings I-IV and Regional Care Center
                                associated with
              Fountain Valley Regional Hospital and Medical Center



                                 July 21, 1994

                               TABLE OF CONTENTS


          ARTICLE I.    Definitions   . . . . . . . . . . . . . . . . .   1

          ARTICLE II.   Agreements to Sell, Purchase and Lease  . . . .   7
                  2.1   Agreement to Sell and Purchase  . . . . . . . . . 7
                  2.2   Agreement to Lease  . . . . . . . . . . . . . .   7

          ARTICLE III.  Purchase Price  . . . . . . . . . . . . . . . .   8
                  3.1   Payment of Purchase Price   . . . . . . . . . .   8

          ARTICLE IV.   Items to be Furnished to Purchaser by
                        Seller or Guarantor   . . . . . . . . . . . . .   8
                  4.1   Due Diligence Materials   . . . . . . . . . . .   8
                  4.2   Due Diligence Materials of Guarantor  . . . . .   9
                  4.3   Due Diligence Review  . . . . . . . . . . . . .   9

          ARTICLE V.    Title and Survey  . . . . . . . . . . . . . . .  10
                  5.1   Title Commitment, Exception Documents and
                        Survey  . . . . . . . . . . . . . . . . . . . .  10
                  5.2   Review Period   . . . . . . . . . . . . . . . .  10
                  5.3   Additional Exceptions   . . . . . . . . . . . .  11

          ARTICLE VI.   Representations, Warranties, Covenants and
                        Agreements  . . . . . . . . . . . . . . . . . .  11
                  6.1   Representations and Warranties of Seller  . . .  11
                        6.1.1  Indemnification by Seller  . . . . . . .  17
                        6.1.2  Limitations/Seller   . . . . . . . . . .  19
                        6.1.3  Survival of Representations and
                               Warranties: Indemnity Period   . . . . .  19
                        6.1.4  Notice and Procedure   . . . . . . . . .  20
                  6.2   Covenants and Agreements of Seller  . . . . . .  25
                  6.3   Representations and Warranties of
                        Purchaser   . . . . . . . . . . . . . . . . . .  27

          ARTICLE VII.  Conditions to the Purchaser's and Seller's
                        Obligations   . . . . . . . . . . . . . . . . .  28
                  7.1   Conditions to the Purchaser's Obligations   . .  28
                  7.2   Failure of Conditions to Purchaser's Obli-
                        gations   . . . . . . . . . . . . . . . . . . .  30
                  7.3   Conditions to Seller's Obligations  . . . . . .  30


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





          ARTICLE VIII. Provisions with Respect to the Closing  . . . .  30
                  8.1   Seller's Closing Obligations  . . . . . . . . .  30
                  8.2   Purchaser's Closing Obligations   . . . . . . .  32
                  8.3   Guarantor's Closing Obligations   . . . . . . .  32

          ARTICLE IX.   Expenses of Closing   . . . . . . . . . . . . .  33
                  9.1   Adjustments   . . . . . . . . . . . . . . . . .  33
                  9.2   Closing Costs   . . . . . . . . . . . . . . . .  33
                  9.3   Commissions/Broker's Fees   . . . . . . . . . .  33

          ARTICLE X.    Default and Remedies  . . . . . . . . . . . . .  34
                  10.1  Seller's Default; Purchaser's Remedies  . . . .  34
                  10.2  Purchaser's Default; Seller's Remedies  . . . .  34

          ARTICLE XI.   Miscellaneous   . . . . . . . . . . . . . . . .  35
                  11.1  Survival  . . . . . . . . . . . . . . . . . . .  35
                  11.2  Assignment  . . . . . . . . . . . . . . . . . .  35
                  11.3  Notices   . . . . . . . . . . . . . . . . . . .  35
                  11.4  Entire Agreement; Modifications   . . . . . . .  37
                  11.5  Applicable Law  . . . . . . . . . . . . . . . .  37
                  11.6  Captions  . . . . . . . . . . . . . . . . . . .  38
                  11.7  Binding Effect  . . . . . . . . . . . . . . . .  38
                  11.8  Time is of the Essence  . . . . . . . . . . . .  38
                  11.9  Waiver of Conditions  . . . . . . . . . . . . .  38
                  11.10 Guaranty of Purchaser's Obligations   . . . . .  38


          List of Exhibits. . . . . . . . . . . . . . . . . . . . . . .  41

                         AGREEMENT OF SALE AND PURCHASE


                 THIS AGREEMENT OF SALE AND PURCHASE (the "Agreement") is made and entered into by and among FOUNTAIN VALLEY MEDICAL DEVELOPMENT CO., a California limited partnership (hereinafter referred to as "Seller"), ORNDA HEALTHCORP, a Delaware corporation ("Guarantor" or "OrNda") and HEALTHCARE REALTY TRUST INCORPORATED, a Maryland corporation, and/or its assigns (hereinafter referred to as "Purchaser"). Seller, Purchaser and Guarantor are sometimes collectively referred to herein as the "Parties" and each of the Parties is sometimes singularly referred to herein as a "Party".

                 WHEREAS, Seller is the owner of the Property (as hereinafter defined), consisting of certain real properties and improvements thereon located at and more particularly described on EXHIBIT "A" attached hereto and made a part hereof; and

                 WHEREAS, Seller desires to sell and Purchaser desires to purchase the Property, and simultaneously therewith, to enter into a lease transaction pursuant to which Purchaser shall lease to Fountain Valley Regional Hospital and Medical Center, a California corporation ("Lessee"), and Lessee shall lease from Purchaser, the Property.

                 NOW, THEREFORE, in consideration of the sum of Ten Dollars ($10.00), the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                                   ARTICLE I.

                                  DEFINITIONS

                 As used herein (including any Exhibits attached hereto), the following terms shall have the meanings indicated:

                 "Building Defects" shall mean conditions relating to the structural soundness of any building located on the Property or the soundness of the underlying Land, each which existed prior to the Closing Date.

                 "Business Day(s)" shall mean calendar days other than Saturdays, Sundays and legal holidays.

                 "Certificate of Non-Foreign Status" shall mean a certificate dated as of the Closing Date, addressed to Purchaser and duly executed by Seller, in the form of EXHIBIT "C" attached hereto.

                 "Claim" shall mean any obligation, liability, lien, encumbrance,loss, damage, cost, expense or claim, including, without limitation, any claim for damage to property or injury to or death of any person or persons.

                 "Closing" shall mean the consummation of the sale and purchase provided for herein, to be held at the offices of Manatt, Phelps & Phillips, 11355 West Olympic Boulevard, Los Angeles, California 90064-4267, or such other place as the Parties may mutually agee.

                 "Closing Certificate" shall mean a certificate in the form to be attached as EXHIBIT "D" wherein Seller shall represent that the representations and warranties of Seller contained in this Agreement are true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date.

                 "Closing Date" shall mean the actual day on which the transaction contemplated hereby is closed with the transfer of title to the Property. The Parties agree that the closing date shall be August 1, 1994, or such earlier or later date as shall be hereafter agreed upon by the Parties.

                 "Deed" shall mean a deed containing general warranties by the Seller in content, form and substance complying with local law and custom acceptable to the Title Company executed by Seller, as grantor, in favor of Purchaser, as grantee, conveying the Land and Improvements to Purchaser, subject only to the Permitted Exceptions.

                 "Due Diligence Materials" shall mean the information to be provided by Seller to Purchaser pursuant to the provisions of Section 4.1 hereof.

                 "Effective Date" shall mean the later of two (2) dates on which this Agreement is signed and all changes initialed by Seller and Purchaser, as indicated by their signatures below; provided, that in the event only one Party dates its signature, then the date of its signature shall be the Effective Date.

                 "Engineering Documents" shall mean all site plans, surveys, soil and substrata studies, architectural drawings, plans and specifications, engineering plans and studies, floor plans, landscape plans, and other plans and studies that relate to the Land and the Improvements.

                 "Exception Documents" shall mean true, correct and legible copies of each document listed as an exception to title on the Title Commitment.

                 "Fixtures" shall mean all permanently affixed equipment, machinery, fixtures, and other items of real or personal property, now located in or on, and permanently affixed to or incorporated into the Improvements, including, without limitation, all furnaces, boilers, heaters, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air-cooling and air-conditioning systems and apparatus, sprinkler systems and fire and theft protection equipment, and built-in vacuum, cable transmission, oxygen and similar systems, all of which, to the greatest extent permitted by law, are hereby deemed by the parties hereto to constitute real estate, but specifically excluding all items described hereinabove which are leased by Seller from third parties, and included within the category of Seller's Personal Property and personal property owned or leased by the Tenants.

                 "Guarantor" shall mean OrNda HealthCorp, a Delaware corporation.

                 "Guaranty" shall mean a guaranty agreement in the form set forth on EXHIBIT "E" attached hereto pursuant to the terms of which Guarantor shall unconditionally and irrevocably guarantee the full, faithful and complete performance of each of Lessee's obligations under each of the Leases and each of the obligations of Guarantor or any affiliate of Guarantor to Purchaser.

                 "Health Law Violation" shall mean a violation by the Seller of the Medicare fraud and abuse provisions of Title XVIII of the Social Security Act or any compara-ble California anti-kickback law relating to the ownership or operation of the Property prior to the Closing Date.

                 "Improvements" shall mean all buildings, improvements and structures now or on the Closing Date located on the Land, including, without limitation, landscaping, parking lots and structures, roads, drainage, and all above ground and underground utility structures, equipment systems and other so-called "infrastructure" improvements.

                 "Knowledge of Seller" or "Seller's Knowledge" means the current actual knowledge of the Chief Executive Officer, Chief Financial Officer and members of the Executive Committee of Seller.

                 "Land" means the real property more particularly described on EXHIBIT "A", attached hereto and made a part hereof, together with all covenants, licenses, privileges and benefits thereto.

                 "Laws" means all federal, state and local laws, moratoria, initiatives, referenda, ordinances, rules, regulations, standards, orders and other governmental requirements, including, without limitation, those relating to the environment, health and safety, disabled or handicapped persons.

                 "Leases" shall mean those five (5) lease agreements in the form set forth on EXHIBIT "F" attached hereto and made a part hereof, which shall be executed and delivered by Lessee and Purchaser at the Closing, and pursuant to the terms of which Purchaser shall lease the Property to Lessee following the Closing. A schedule of the annual and monthly rentals for each of the Leases is attached to EXHIBIT "F".

                 "Lease Assignment" shall mean an Assignment of Rents and Leases in the form set forth on EXHIBIT "H" attached hereto to be executed by Lessee to Purchaser at Closing, pursuant to the terms of which Lessee shall assign to Purchaser each of the Tenant Leases, if any, as security for the obligations of Lessee under the Leases.

                 "Lessee" shall mean Fountain Valley Regional Hospital and Medical Center, a California corporation, the named lessee of the Leases.

                 "Material" and "materially" shall mean a condition, noncompliance, defect or other fact which would: (a) cost, in excess of Fifty Thousand Dollars ($50,000.00) to correct or repair; or (b) result in a loss to Purchaser or a reduction in the value of the Property in excess of Fifty Thousand Dollars ($50,000.00).

                 "Mortgagee Statement" shall mean a payoff letter deposited with the Title Company which Seller shall cause to be executed by any mortgagee with a security interest in the Property and delivered to Purchaser ten days prior to the Closing.

                 "Permits" shall mean all permits, licenses (but excluding Seller's operating licenses,) approvals, entitlements and other governmental, quasi-governmental and non-governmental authorizations including, without limitation, certificates of occupancy or need, required in connection with the ownership, planning, development, construction, use, operation or maintenance of the Property. As used herein, "quasi-governmental" shall include the providers of all utilities services to the Property.

                 "Permitted Exceptions" shall mean those title exceptions or defects which have been approved in writing by Purchaser.

                 "Property" shall mean, collectively, the Land, the Improvements and the Fixtures.

                 "Purchase Price" shall mean an amount equal to Forty-One Million and No/100 Dollars ($41,000,000.00).

                 "Review Period" means a period commencing on the Effective Date and ending five (5) days from the date of the Purchaser's receipt of the last of the following documents: Title Commitment, Exception Documents, Search Reports, Survey, or Due Diligence Materials.

                 "Search Reports" shall mean reports of searches made of the Uniform Commercial Code Records of the County in which the Property is located, and of the office of the Secretary of State of the State in which the Property is located and in the State in which the principal office of Seller is located, which searches shall reflect that none of the Property is encumbered by liens. The Search Reports shall be updated, at Seller's expense, at or within one week prior to Closing.

                 "Seller's Personal Property" shall mean all movable machinery and equipment, furniture, furnishings, movable walls or partitions, computers, signage, trade fixtures and all other personal property owned by Seller, including Seller's accounts receivable, bank accounts or similar accounts and operating licenses, deposits with vendors or utilities and consumable inventory and supplies, used or useful in Seller's business on the Property.

                 "Survey" shall mean an "as-built ALTA survey, certified to ALTA requirements, prepared by Robert Bein, William Frost & Associates in such form sufficient to cause the Title Company to delete the standard survey exception from the Title Policy.

                 "Tenant" shall mean the lessees or tenants under the Tenant Leases, if any.

                 "Tenant Lease Estoppel" shall mean the tenant lease estoppel in the form set forth on EXHIBIT "J" attached hereto and made a part hereof which Seller shall cause to be executed by any Tenant and delivered to Purchaser five (5) days prior to the Closing.

                 "Tenant Leases" mean all leases. subleases and other rental agreements, if any, (written or verbal, now or hereafter in effect) that grant a possessory interest in and to any space in the Improvements or that otherwise have rights with regard to the use of the Land or Improvements, and all security deposits or credit enhancements, if any, held in connection therewith.

                 "Title Commitment" shall mean a current commitment issued by the Title Company to the Purchaser pursuant to the terms of which the Title Company shall commit to issue the Title Policy to Purchaser in accordance with the provisions of this Agreement, and reflecting all matters which would be listed as exceptions to coverage on the Title Policy.

                 "Title Company" shall mean the national service office of Chicago Title Insurance Company.

                 "Title Policy" shall mean an ALTA Extended Coverage Owner's Policy of Title Insurance, together with such endorsements thereto as are reasonably and customarily required by institutional purchasers of real property similar to the Property, with liability in the amount of the Purchase Price, dated as of the Closing Date, issued by the Title Company, insuring title to the fee interest in the Real Property in Purchaser, subject only to the Permitted Exceptions and to the standard printed exceptions included in the ALTA standard form owner's extended coverage policy of title insurance, with the following modifications: (a) the exception for areas and boundaries shall be deleted; (b) the exception for mechanic's and materialmen's liens shall be deleted; (c) the exception for matters reflected by an accurate survey shall be deleted; (d) the exception for ad valorem taxes shall reflect only taxes for the current and subsequent years not yet delinquent; (e) any exception as to the parties in possession shall be limited to rights of tenants in possession, as tenants only, pursuant to the Leases and the Tenant Leases; (f) there shall be no general exception for visible and apparent easements or roads and highways or similar items (with any exception for visible and apparent easements or roads and highways or similar items to be specifically referenced to and shown on the Survey and identified by applicable recording information); and (g) all other exceptions shall be modified or endorsed in a manner acceptable to Purchaser.


                                  ARTICLE II.

                     AGREEMENTS TO SELL, PURCHASE AND LEASE

                 2.1 Agreement to Sell and Purchase. On the Closing Date, Seller shall sell, convey, assign, transfer and deliver to Purchaser and Purchaser shall purchase, acquire and accept from Seller, the Property, for the Purchase Price and subject to the terms and conditions of this Agreement.

                 2.2 Agreement to Lease. On the Closing Date, and subject to performance by the Parties of the terms and provisions of this Agreement, Purchaser shall lease to Lessee and Lessee shall lease from Purchaser, the Property at the rental and upon the terms and conditions set forth in the Leases.


                                  ARTICLE III.

                                 PURCHASE PRICE

                 3.1 Payment of Purchase Price. The Purchase Price shall be paid by Purchaser delivering to the Title Company at the Closing by wire transfer in immediately available funds payable to the order of the Title Company in the sum equal to the Purchase Price, subject to adjustment as herein provided.


                                  ARTICLE IV.

                            ITEMS TO BE FURNISHED TO
                        PURCHASER BY SELLER OR GUARANTOR

                 4.1 Due Diligence Materials. Seller has delivered and Purchaser acknowledges receipt of the following items:

                 (a) True, correct, complete and legible copies of all Tenant Leases, Permits, and Engineering Documents;

                 (b) A true, complete and correct rent roll of all existing Tenant Leases (the "Certified Rent Roll") attached as EXHIBIT "G" if any, setting forth with respect to each of the Tenant Leases;

                 (c) True, correct, complete and legible copies of tax statements or assessments for all real estate and personal property taxes assessed against the Property for the current two prior calendar years;

                 (d) True, correct, complete and legible copies of all existing fire and extended coverage insurance policies and any other insurance policies pertaining to the Property;

                 (e) True, correct, complete and legible copies of current and prior three years audited financial state-ments of Seller, prepared in accordance with generally accepted accounting principles consistently applied;

                (f) True, correct, complete and legible copies of any and all Environmental Reports (as defined in Section 6.1(u)); and

                (g) True, correct, complete and legible copies of any and all litigation files with respect to any pending litigation and claim files for any claims made or threatened, the outcome of which might have an adverse effect on the Property or the use and operation of the Property.

                 4.2 Due Diligence Materials of Guarantor. Guarantor has delivered to Purchaser for its review the following items:

                (a) True, correct, complete and legible copies of current and prior three (3) years audited financial statements of Guarantor, prepared in accordance with generally accepted accounting principles consistently applied.

                 4.3 Due Diligence Review. During the Review Period, Purchaser shall be entitled to review the Due Diligence Materials delivered by Seller to Purchaser pursuant to the provisions of Sections 4.1 and 4.2 above. If Purchaser shall, for any reason in Purchaser's sole discretion, judgment and opinion, disapprove or be dissatisfied with any aspect of such information, or the Property, then Purchaser shall be entitled to terminate this Agreement by giving written notice thereof to Seller on or before the expiration of the Review Period, whereupon this Agreement shall automatically be rendered null and void, all moneys which have been delivered by Purchaser to Seller or the Title Company shall be immediately returned to Purchaser and thereafter neither Party shall have any further obligations or liabilities to the other hereunder. Alternatively, Purchaser may give written notice setting forth any defect, deficiency or encumbrance and specify a time within which Seller may remedy or cure such default (before or after the expiration of the Review Period). If any defect, deficiency or encumbrance, so noticed, is not satisfied or resolved to the satisfaction of Purchaser, in Purchaser's sole discretion, within the time period specified in the written notice, this Agreement shall automatically terminate as provided in this section.


                                   ARTICLE V.

                                TITLE AND SURVEY

                 5.1 Title Commitment, Exception Documents and Survey. The Seller has delivered or caused to be delivered to Purchaser, the Title Commitment, Exception Documents, Survey, and Search Reports.

                 5.2 Review Period. Purchaser shall have the right to review the Title Commitment, Exception Documents, Search Reports and Survey for a period of five (5) days from the date of Purchaser's receipt of the last of such items. in the event any matters appear therein that are unacceptable to Purchaser, Purchaser shall, within said five (5) day period, notify Seller in writing of such fact. Upon the expiration of said five (5) day period, Purchaser shall be deemed to have accepted all exceptions to title referenced in the Title Commitment and all matters shown on the Survey except for matters which are the subject of a notification made under the preceding sentence, and such accepted exceptions shall be included in the term "Permitted Exceptions" as used herein. In the event that Purchaser objects to any such matters within the five (5) day Review Period, Seller shall have five (5) days from receipt of such notice within which to eliminate or modify any such unacceptable exceptions or items. In the event that Seller is unable to eliminate or modify such unacceptable items to the satisfaction of Purchaser on or before the expiration of said five (5) day period, Purchaser may either (a) waive such objections and accept title to the Property subject to such unacceptable items (which items shall then be deemed to constitute part of the "Permitted Exceptions"), or (b) terminate this Agreement by written notice to Seller, whereupon this Agreement shall automatically be rendered null and void, all moneys which have been delivered by Purchaser to Seller or the Title Company shall be immediately returned to Purchaser, and thereafter neither Party shall have any further obligations or liabilities to the other hereunder.

                 5.3 Additional Exceptions. In the event that at any time the Title Commitment, Exception Documents, Survey or Search Reports are modified (other than the deletion or elimination of any item as to which Purchaser has made an objection), Purchaser shall have the right to review and approve or disapprove any such modification and to terminate this Agreement in the event that Seller is unable to eliminate any such matters to the reasonable satisfaction of Purchaser in accordance with the provisions of Section 5.2 above, except that Purchaser's Review Period as to such additional items shall be for a period expiring on the date that is the earlier to occur of (a) five
(5) days following the date of Purchaser's receipt of such modification, and
(b) the date of Closing, and all other time periods referred to in Section 5.2 shall expire on the date that is the earlier of (i) the final day of the specified time period as set forth therein, and (ii) the Closing Date.


                                  ARTICLE VI.

                          REPRESENTATIONS, WARRANTIES,
                            COVENANTS AND AGREEMENTS

                 6.1 Representations and Warranties of Seller. To induce Purchaser to enter into this Agreement and to purchase the Property, Seller represents and warrants to Purchaser that to Seller's Knowledge:

                (a) Seller owns and at the Closing will own, and will convey, transfer and assign to Purchaser, fee title to the Land, free and clear of all matters of record, except for the Permitted Exceptions.

                (b) Seller has duly and validly authorized and executed this Agreement, and the execution and performance of this Agreement are within Seller's partnership's powers. The execution by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby do not, and at the Closing will not, result in a breach of any of the terms or provisions of, or constitute a default or a condition which upon notice or lapse of time or both would result in a default under any indenture, agreement, instrument or obligation to which Seller is a party or by which the Property or any portion thereof is bound, and does not, and at the Closing will not, constitute a violation of any Laws, order, rule or regulatory applicable to Seller or any portion of the Property of any court or of any federal, state or municipal regulatory body or administrative agency or other governmental body having jurisdiction over Seller or any portion of the Property.

                (c) There are no adverse or other parties in possession of the Property or of any part thereof except under the tenant leases scheduled on EXHIBIT "G". No party has been granted any license, lease or other right relating to the use or possession of the Property, except Tenants under Tenant Leases delivered to Purchaser pursuant to this Agreement.

                (d) Except as set forth in the Certified Rent Roll and the Tenant Estoppel Certificates, each Tenant Lease, if any, furnished to Purchaser pursuant to this Agreement has not been amended, modified or supplemented in any way that has not been disclosed to Purchaser in writing, and the Tenant Leases, if any, furnished to Purchaser pursuant to this Agreement constitute all written and oral agreements of any kind for the leasing, rental or occupancy of any portion of the Property.

                (e) Except as set forth on SCHEDULE 1 hereto, none of the Tenant Leases and none of the rents due thereunder have been assigned, pledged or encumbered.

                (f) Except as set forth in the Certified Rent Roll, no brokerage or leasing commissions are due or payable to any person, firm, corporation or other entity with respect to, or on account of, any Tenant Lease or any extensions or renewals thereof, if any.

                (g) Except as set forth on SCHEDULE 2 hereto, no notice has been received by Seller from any current issuing insurance company that any policies relating to any portion of the Property will not be renewed, or will be renewed only at a higher premium rate than is presently payable therefor.

                (h) No pending condemnation, eminent domain, assessment or similar proceeding or charge affecting the Property or any portion thereof exists. Seller has not heretofore received any written notice that any such proceeding or charge is contemplated. Seller has not received any written notice of a proposed increase in the assessed valuation of the Property.

                (i) All Improvements (including all utilities) have been substantially completed and installed in accordance with the plans and specifications approved by the governmental authorities having jurisdiction to the extent applicable. Permanent certificates of occupancy, zoning approvals, all licenses, permits, certificates of need, authorizations and approvals (except for any medical permits required for Tenants) required by all governmental authorities having jurisdiction, and the requisite certificates of the local board of fire underwriters (or other body exercising similar functions) have been issued for the Improvements, and, as of the Closing, all of the same will be in full force and effect.

                (j) Without independent inquiry, the existing water, sewer, gas and electricity lines, storm sewer and other utility systems on the Land are adequate to serve the current utility needs of the Property. Without independent inquiry, all approvals, licenses and permits required for said utilities have been obtained and are, and will be up to but not after the Closing, in force and effect, except for those items to be required in connection with the change in ownership of the Property and all of said utilities are installed and operating, and all installation and connection charges have been paid in full.

                (k) Except as set forth on SCHEDULE 3 hereto, without independent inquiry, the Seller has not received any written notice notifying it that the location, construction, occupancy, operation and use of the Property (including the Improvements) violate any applicable law, statute, ordinance, rule, regulation, order or determination of any governmental authority or any board of fire underwriters (or other body exercising similar functions), judicial precedent or any restrictive covenant or deed restriction (recorded or otherwise) affecting the Property or the location, construction, occupancy, operation or use thereof, including, without limitation, all applicable zoning ordinances and building codes, flood disaster laws, health and environmental laws and regulations, the Americans with Disabilities Act and
Section 504 of the Rehabilitation Act of 1973.

                (l) Except as set forth in the Tenant Lease Estoppel documents which have been provided to Purchaser, the Improvements and Fixtures are in working order for the current operation of the Property. Except as set forth in the Tenant Lease Estoppels, no part of the Property has been destroyed or damaged by fire or other casualty. Except as set forth in the Tenant Lease Estoppels, there are no unsatisfied written requests for repairs, restorations or alterations with regard to the Property from any person, entity or authority, including but not limited to any Tenant, lender, insurance provider or governmental authority.

                (m) There exist no service contracts, management or other agreements applicable to the Property other than those furnished to Purchaser pursuant to Section 4.1. There are no agreements or understandings (whether oral or written) with respect to the Property or any portion thereof, to which Seller is a party, other than those delivered to Purchaser pursuant to Section 4.1.

                (n) Except as set forth on SCHEDULE 4 hereto, without independent inquiry, no default or breach exists by Seller, in any material respect, under any agreements, or any of the covenants, conditions, restrictions, rights-of-way or casements affecting the Property or any portion thereof.

                (o) There are no actions, suits or proceedings pending or, without independent inquiry, threatened against or affecting the Property or any portion thereof any of the Tenant Leases, or relating to or arising out of the ownership or operation of the Property, or by any federal, state, county or municipal department, commission, board, bureau or agency or other governmental instrumentality, other than those disclosed to Purchaser pursuant to Section 4.1.

                (p) The Property has free access to presently existing public highways and/or roads. No fact or condition exists which would result in the termination of the current access from the Property to any presently existing public highways and/or roads, adjoining or situated on the Property.

                (q) Without independent investigation, Seller is not aware of, and has received no notice concerning,

(i) any boundary line dispute with regard to the Property; or (ii) that all or any portion of the Property is located in an area defined as a wetland under applicable state or federal law.

                (r) There are no attachments, executions, assignments for the benefit of creditors, or voluntary or involuntary proceedings in bankruptcy or under any other debtor relief laws contemplated by or pending or, without independent inquiry, threatened against Seller or the Property.

                (s) The following definitions apply to this Section: (i) "Environmental Claim" means any written notice (or oral notice reduced to writing by Seller) by a Person alleging potential liability of Seller (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (1) the presence, or release into the environment, of any Materials of Environmental Concern (as defined below) at any location, whether or not owned by the Seller, or (2) circumstances forming the basis of any violation, or alleged violation, of any Environmental Laws; (ii) "Environmental Laws" means any and all federal, state, local and foreign-laws and regulations (including common law) relating to pollution or protection of human health or the environment (including ground water, land surface or subsurface strata), including laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, recycling, reporting or handling of Materials of Environmental Concern; (iii) "Materials of Environmental Concern" means pollutants, contaminants, hazardous wastes, medical waste, toxic substances, petroleum and petroleum products; and (iv) "Environmental Reports" means (1) that certain Phase I Environmental Assessment, dated June 1994, including all appendices attached thereto, prepared for Guarantor by Gresham, Smith and Partners, and (2) that certain Preliminary Site Assessment dated May 17, 1989 (Job #18552-001-128) prepared by Dames & Moore, as amended; that certain Report Asbestos Consulting Services Bulk Sampling and Analysis for Drywall and Mud dated August 23, 1989 (Job No. 18552- 003-136) prepared by

Dames & Moore; that certain Underground Storage Tank Compliance Plan dated September 14, 1989 (Job No. 18552-004-015) prepared by Dames & Moore: that certain Report of Liquefaction Studies Proposed Hospital Addition dated July 11, 1978 (Job No. D-78214) prepared by LeRoy Crandall & Associates; that certain Letter dated June 15, 1993 re: Results of Supplemental Geotechnical Investigation (ESE Project No. 6-92-4839) prepared by Environmental Science & Engineering, Inc.; that certain Preliminary Geotechnical Investigation Proposed Emergency Room Expansion dated February 5, 1993 (Project No. 6-92-4042) prepared by Environmental Science & Engineering, Inc.; that certain undated Phase I Preliminary Site Assessment (HLA Project No. 22831-I) prepared by Harding Lawson Associates; that certain Report Engineering Review for Refinancing Medical Office Buildings dated February 9, 1993 (Job No. 08-19-92-48) prepared by Seismic Design Consultants, Inc.; and that certain Geotechnical Investigation Report Proposed Medical Office Building No. 5 by Environmental Science & Engineering, Inc., dated March 29, 1993 Project No. 6-92-4839; and all attachments and appendices and amendments to each of the above listed documents. Seller has delivered to Purchaser complete and genuine copies of the Environmental Reports and Purchaser acknowledges receipt of copies of the Environmental Reports, except for that certain Phase I Environmental Assessment, dated June 1994, prepared by Gresham, Smith and Partners.

                 The Seller and the conduct of its business, is in compliance in all material respects with all applicable Environmental Laws. Except as described in the Environmental Report or on Schedule 5, the Seller has not received any written communication (or reduced to writing any oral communication), whether from a governmental authority, employee or other Person, that alleges that Seller is not in full compliance with all applicable Environmental Laws. Seller has all material permits, licenses and approvals required to own its properties and to conduct its business thereon. All permits and other governmental authorizations currently held by Seller pursuant to the Environmental Laws are identified in SCHEDULE 6.

                 There is no Environmental Claim pending or, to Seller's knowledge, threatened against Seller, or without investigation, to Seller's knowledge, against any Person whose liability for any Environmental Claim Seller has or may have retained or assumed either contractually or by operation of law.

                 To Seller's knowledge, except as set forth in the Environmental Reports or on SCHEDULE 6, during the period Seller has operated its business on the Property, no actions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge or disposal of any Materials of Environmental Concern, have occurred that could reasonably be expected to form the basis of any Environmental Claim against Seller.

                 Without in any way limiting the generality of the foregoing,
(i) all on-site and off-site locations where Seller currently stores, disposes or arranges for the disposal of Materials of Environmental Concern are identified in SCHEDULE 6, (ii) to Seller's knowledge, all Contracts dealing with the removal storage, disposal and handling of Materials of Environmental Concern are with properly licensed vendors, (iii) to Seller's knowledge, all underground storage tanks, and the capacity and contents of such tanks, located on the Property are identified in the Environmental Report or on SCHEDULE 7,
(iv) to Seller's knowledge, except as set forth in the Environmental Reports or on SCHEDULE 8, there is no asbestos contained in or forming part of Property,
(v) to Seller's knowledge, except as set forth on SCHEDULE 9, no polychlorinated biphenyls (PCBs) are used or stored at any Property, and (vi) to Seller's knowledge, all cleanup and disposal efforts undertaken by Seller as a result of the leaking underground storage tanks have been performed and completed in accordance with all applicable laws, rules, regulations and judgments in effect at the time of such cleanup.

                 (t) All documents and information delivered by Seller to Purchaser pursuant to the provisions of this Agreement are true, correct and complete, and represent what they purport to be.

                 6.1.1 Indemnification by Seller. From and after the Closing, Seller shall indemnify, defend and hold harmless Purchaser's Assignee (as defined in Section 11.2 hereof) and each of Purchaser's Assignee's subsidiaries, stockholders, Affiliates, officers, directors, employees, successors and assigns after Closing (collec-tively, "Assignee's Indemnified Persons"), from and against any damages, claims, costs, losses, liabilities, expenses or obligations (including interest, penalties, court costs, costs of preparation and investigation, reasonable attorneys', accountants and other professional advisors' fees and associated expenses) (collectively. "Losses") incurred or suffered by Assignee's Indemnified Persons, directly or indirectly, as a result of or arising from:

                 (a) any breach of any representation or warranty of Seller contained herein, whether or not Assignee's Indemnified Persons relied thereon or had knowledge thereof, or the nonfulfillment of any covenant, agreement or other obligation of Seller, set forth in this Agreement, or any agreement, instrument, certificate or other document delivered or to be delivered pursuant hereto;

                 (b) all Building Defects if Seller had knowledge of such Building Defects and failed to disclose such Building Defects in the Schedules hereto;

                 (c) all liabilities arising out of litigation disclosed in the Schedules ("Disclosed Litigation);

                 (d) all Environmental Claims relating to the ownership or the operation of the Property prior to the Closing Date if Seller had knowledge of such Environmental Claims (or facts which would form the basis of such a claim) and failed to disclose such Environmental Claims (or facts which would form the basis of such a claim) in the Schedules hereto or in the Environmental Reports;

                 (e) all Health Law Violations if Seller had knowledge of such Health Law Violations and failed to disclose such Health Law Violations in the Schedules hereto;

                 (f) all Health Law Violations which are not reasonably ascertainable from the terms of any Contract upon which liability is based;

                 (g) all liabilities arising out of or in connection with litigation or other proceedings by third parties for acts or omissions relating to the ownership or operation of the Property prior to the Closing Date, excluding Environmental Claims, claims relating to Building Defects and Health Law Violations, if Seller had knowledge of such acts or omissions and failed to disclose such acts or omissions in the Schedules; or

                 h. all liabilities arising out of or in connection with litigation or other proceedings for acts or omissions relating to the ownership or operation of the Property prior to the Closing Date, excluding Environmental Claims, claims based on Building Defects and Health Law Violations.

                 6.1.2  Limitations/Seller.

                 a. Seller shall have no liability under Section 6.1.1 and no claim under Section 6.1.1 of this Agreement shall:

                          (i) accrue to any of Assignee's Indemnified Persons against Seller under Section 6.1.1(a) unless and until the total liability of Seller in respect of claims under Section 6.1.1(a) exceeds $150,000 in the aggregate; provided that there shall be no $150,000 minimum Loss requirement, and liability of Seller shall arise from and after $1.00 of Losses, in respect of Losses resulting from Seller's intentional, willful or reckless nonfulfillment or breach of any covenant in this Agreement or Seller's intentional misrepresentation or fraud; and

                          (ii) be made unless notice thereof shall have been given by or on behalf of any of Assignee's Indemnified Persons to Seller in the manner provided herein.

                 6.1.3 Survival of Representations and Warranties: Indemnitv Period. The representations, warranties, covenants and agreements respectively made by Seller in this Agreement or in any certificate respectively delivered by Seller will survive the Closing (a) until sixty (60) calendar days after the expiration of all applicable statutes of limitations (including all periods of extension, whether automatic or permissive) with respect to matters covered by Sections 6.1.1(c), 6.1.1(e) and 6.1.1(g), and (b) until the second anniversary of the Closing Date in the case of Sections 6.1.1(b), 6.1.1(d),

6.1.1(f) and 6.1.1(h), and all other representations, warranties, covenants and agreements, provided that:

                          (i) any representation, warranty, covenant or agreement that would otherwise terminate in accordance with clause (b) above shall survive if (and only with respect to the matters set forth in) a Claim Notice or an Indemnity Notice shall have been given on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved in accordance herein;

                          (ii) in the event of fraud in the making of any representation or warranty, or intentional, willful or reckless nonfulfillment or breach of any covenant in this Agreement, all representations, warranties, covenants and agreements that are the subject of the fraud, willful or reckless nonfulfillment or breach, shall survive until sixty (60) calendar days after the expiration of all applicable statutes of limitations (including all periods of extension, whether automatic or permissive) with respect to matters covered thereby;

                          (iii) Covenants and agreements to be performed after the Closing Date will survive the Closing for the term specified therein, or, if no term is specified, indefinitely; and

                          (iv) Rights to indemnification by Assignee's Indemnified Persons pursuant to Section 6.1.1(e) and (h) shall be limited to recovery against the Escrow Amount.

                 6.1.4 Notice and Procedure. All claims for indemnification by Assignee's Indemnified Persons against the Seller (an "Indemnifying Party") under any provision of Section 6 hereof shall be asserted and resolved as follows:

                          a. (i) If any claim or demand for which an Indemnifying Party would be liable for Losses to a Person claiming indemnification (an "Indemnified Party") is asserted against or sought to be collected from the Indemnified Party by a Person other than Purchaser's Assignee or any Affiliate thereof (a

         "Third Party Claim"), the Indemnified Party shall deliver a Claim Notice (as defined below) with reasonable promptness to the Indemnifying Party. If the Indemnified Party fails to deliver the Claim Notice to the Indemnifying Party within 30 days after the Indemnified Party receives notice of such Third Party Claim, the Indemnifying Party will not be obligated to indemnify the Indemnified Party with respect to such Third Party Claim if and only to the extent that the Indemnifying Party's ability to defend the third Party Claim has been irreparably prejudiced by such failure. The Indemnifying Party will notify the Indemnified Party within 11 days after receipt of the Claim Notice (the "Notice Period") whether the Indemnifying Party intends, at the sole cost and expense of the Indemnifying Party, to defend the indemnified Party against the Third Party Claim. The assumption by the Indemnifying Party of the defense of the Third Party Claim constitutes an admission by the Indemnifying Party that the claim is one for which the Indemnifying Party is ultimately liable under this Section 6.

                                  (ii)  If the Indemnifying party notifies the
         Indemnified Party within the Notice Period that the Indemnifying Party intends to defend the Indemnified Party against the Third Party Claim, then the Indemnifying Party will have the right to defend, at its sole cost and expense, the Third Party Claim by all appropriate proceedings, which proceedings will be diligently prosecuted by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party (with the consent of the Indemnified Party, which consent will not be unreasonably withheld). The Indemnifying Party will have full control of such defense and proceedings; provided that the Indemnified Party may file during the Notice Period, at the sole cost and expense of the Indemnifying Party, any motion, answer or other pleading that the Indemnified Party may deem necessary or appropriate to protect its interests and not irrevocably prejudicial to the Indemnifying Party (it being understood and agreed that, except as provided in Section 6.1.4(a)(iii), if an Indemnified Party takes any such action that is irrevocably prejudicial and conclusively causes a final adjudication that is materially adverse to the

         Indemnifying Party, the Indemnifying Party will be relieved of its obligations hereunder with respect to that portion of the Third Party Claim prejudiced by the Indemnified Party's action); and provided further that, if requested by the Indemnifying Party, the Indemnified Party shall cooperate, at the sole cost and expense of the Indemnifying Party, with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest or, if appropriate in the judgment of the Indemnified Party and related to the Third Party Claim, in making any counterclaim or cross-claim against any Person (other than the Indemnified Party).
         The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim assumed by the Indemnifying Party pursuant to this Section 6.1.4(a)(ii) and, except as provided in the preceding sentence the Indemnified Party will bear its own costs and expenses with respect to such participation. Notwithstanding the foregoing, the Indemnifying Party may not assume the defense of the Third Party Claim if (1) the Persons against whom the claim is made, or any impleaded Persons, include both the Indemnifying Party and any Indemnified Party, and (2) representation of both such Persons by the same counsel would be inappropriate due to actual or potential differing interests between them, in which case any Indemnified Party shall have the right to defend the Third Party Claim and to employ counsel at the expense of the Indemnifying Party.

                          (iii) If the Indemnifying Party fails to notify the Indemnified Party within the Notice Period that the Indemnifying Party intends to defend the Indemnified Party against the Third Party Claim or if the Indemnifying Party gives such notice but fails to diligently prosecute or settle the Third Party Claim, or if the Indemnifying Party fails to give any notice whatsoever within the Notice Period, then the Indemnified Party will have the right (but not the obligation) to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings will be diligently prosecuted by the Indemnified Party to a final conclusion or settled at the discretion of the Indemnified Party. The Indemni-fied Party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided that, if requested by the Indemnified Party, the Indemnifying Party shall cooperate, at the sole cost and expense of the Indemnifying Party, with the Indemnified Party and its counsel in contesting the Third Party Claim which the Indemnified Party is contesting, or, if appropriate in the judgment of the Indemnified Party and related to the Third Party Claim, in making any counterclaim or cross claim against any Person (other than the Indemnifying party).

                          (iv)  Notwithstanding the foregoing provisions of
         Section 6.1.4(a)(iii), if the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party disputes its obligation to indemnify the Indemnified Party against the Third Party Claim, and if such dispute is resolved pursuant to Section 6.1.4(c) in favor of the Indemnifying Party, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this Section 6.1.4(a)(iii) or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party will reimburse the Indemnifying Party in full for all such costs and expenses. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to Section 6.I.4(a)(iii), but the Indemnifying Party will bear its own costs and expenses with respect thereto if such participation is not at the request of the Indemnifying Party.

                 (b) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that is not a Third Party Claim, the Indemnified Party shall deliver an Indemnity Notice (as defined below) with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party to give the notice referred to in the preceding sentence shall not impair such party's rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been irreparably prejudiced thereby. If the Indemnifying Party fails to notify the Indemnified Party within ten (10) days following its receipt of the Indemnity Notice that the Indemnifying Party disputes its obligation to indemnify the Indemnified Party hereunder, the claim will be conclusively deemed a liability of the Indemnifying Party hereunder.

                 (c) If the Indemnifying Party timely disputes its liability with respect to claim described in a Claim Notice or an Indemnity Notice, the Indemnifying Party and the Indemnified Party shall proceed promptly and in good faith to negotiate a resolution of such dispute within sixty (60) days following receipt of a Claim Notice or an Indemnity Notice.

                 (d) The Indemnifying Party shall pay the amount of any liability to the Indemnified Party within thirty (30) days following its receipt of a Claim Notice or an Indemnity Notice, or on such later date (i) in the case of a Third Party Claim, as the Indemnified Party suffers Losses in respect of the Third Party Claim, or (ii) in the case of an Indemnity Notice in which the amount of the claim is estimated, promptly after the amount of such claim becomes finally determined. In the event the Indemnified Party is not paid in full for its claim in a timely manner after the Indemnifying Party's obligation to indemnify and the amount thereof has been determined in accordance with this Section 6, the amount due shall bear interest from the date that the Indemnifying Party received this Claim Notice or the Indemnity Notice until paid at the interest rate provided in Section 1.8 of the Stock Purchase Agreement, and in addition to any other rights it may have against the Indemnifying Party, the Indemnified Party shall have the right to set-off the unpaid amount of such claim against any amount owed by it to the Indemnifying Party.

                 (e) The term "Claim Notice" means written notification of a Third Party Claim by an Indemnified Party to an Indemnifying Party under
Section 6 enclosing a copy of all papers served, if any, and specifying the nature of and alleged basis for the Third Party Claim and, to the extent then feasible, the alleged amount or the estimated amount of the Third Party Claim.

                 (f) The term "Indemnity Notice" means written notification of a claim for indemnity under Section 6 hereof other than a Third Party Claim by an Indemnified Party to an Indemnifying Party pursuant to Section

6.1.4(b) hereof, specifying the nature of and specific basis for the claim and, to the extent then feasible the amount or the estimated amount of the claim.

                 (g) Any estimated amount of a claim submitted in a Claim Notice or an Indemnity Notice shall not be conclusive of the final amount of such claim, and the giving of a Claim Notice when all Indemnity Notice is properly due, or the giving of an Indemnity Notice when a Claim Notice is properly due, shall not impair such Indemnified Party's rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been irreparably prejudiced thereby. Notice of any claim comprised in part of Third Party Claims and claims that are not Third Party Claims may be given pursuant to either Section 6.1.4(a) or 6.1.4(b).

                 (h) For purposes of this Section 6 and with respect to taxes, a Third Party Claim includes a Revenue Agent's Report, Statutory Notice of Deficiency, Notice of Proposed Assessment, or any other official written notice from a Taxing authority that Taxes are due or that a Tax audit will be conducted.

                 6.2 Covenants and Agreements of Seller. Seller covenants and agrees with Purchaser, from the Effective Date until the Closing or earlier termination of this Agreement:

                 (a) Seller shall: (i) operate the Property in the ordinary course of business consistent with reasonable and prudent business practices;
(ii) enter into no new Tenant Leases except as shall be approved in writing by Purchaser; (iii) grant no new rent concessions or special termination terms to any Tenants; (iv) not collect rents in advance for more than one (1) month; and
(v) maintain, repair and replace the Property all Improvements, landscaping and other appurtenances in good condition and repair, ordinary wear and tear excepted.

                 (b) During normal business hours, Purchaser shall be entitled to make all inspections or investigations desired by Purchaser with respect to the Property or any portion thereof, and shall have complete physical access to the Property and each of the leased premises located thereon, which access shall not unreasonably interfere with the operations of the Tenants in possession.

                 (c) Seller shall cause to be maintained in full force fire and extended coverage insurance upon the Property and public liability insurance with respect to damage or injury to persons or property occurring on or relating to operation of the Property in at least such amounts as are maintained by Seller on the date of this Agreement.

                 (d) Seller shall pay when due all bills and expenses of the Property, except for the items to be paid out of the proceeds at Closing. Seller shall not voluntarily enter into or assume any new contracts or obligations with regard to the Property which are in addition to or different from those furnished and disclosed to Purchaser and reviewed and approved pursuant to Section 4.1.

                 (e) Seller shall not create or voluntarily permit to be created any liens or easements affecting any portion of the Property or the uses thereof without the prior written consent of Purchaser.

                 (f) Seller will pay, as and when due, all interest and principal and all other charges payable under any indebtedness of Seller from the date hereof until Closing and will not suffer or permit any default or amend or modify the documents evidencing or securing any such indebtedness without the prior consent of Purchaser.

                 (g) Seller will: (i) give to Purchaser, its attorneys, accountants and other representatives, during normal business hours and as often as may be reasonably requested, full access to the Property and to all books, records and files relating to the Property; (ii) furnish to Purchaser all information concerning the Property (excluding medical records) which the Purchaser, its attorneys, accountants or other representatives will reasonably request; (iii) furnish to Purchaser, if Purchaser deems necessary, its attorneys, accountants and other representatives, all information necessary for an audit to be conducted at Purchaser's expense only with respect to the operations of the Property for the thirty-six (36) month period preceding the Closing, including, without limitation, the general ledger, check register, cash receipts and disbursement journals, bank statements, rent rolls, Tenant Leases, invoices relating to direct operating expenses, ad valorem tax statements, payroll records, schedule of accounts payable, schedule of accounts receivable to the extent available; and (iv) cooperate with Purchaser, if Purchaser deems necessary, its attorneys, accountants and other representatives, in the conducting of such audit and will execute and deliver to the accountants conducting such audit such statement as may be reasonably required addressing, among other things, any irregularities or undisclosed claims or liabilities that could have a material effect on the results of the audit.

                 6.3 Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller that:

                 (a) Purchaser has duly and validly authorized and executed this Agreement, and has full right, power and authority to enter into this Agreement and to consummate the transactions provided for herein, and the joinder of no person or entity will be necessary to purchase the Property from Seller at Closing, and to lease the Property following Closing.

                 (b) The execution by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated herein do not, and at the Closing will not, result in any breach of any of the terms or provisions of or constitute a default or a condition which upon notice or lapse of time or both would ripen into a default under any indenture, agreement, instrument or obligation to which Purchaser is a party; and does not and at the Closing will not constitute a violation of any order, rule or regulation applicable to Purchaser or any portion of the Property of any court or of any federal or state or municipal regulatory body or administrative agency or other governmental body having jurisdiction over Purchaser.

                                  ARTICLE VII.

                               CONDITIONS TO THE
                      PURCHASER'S AND SELLER'S OBLIGATIONS

                 7.1 Conditions to the Purchaser's Obligations. The obligations of Purchaser to purchase the Property from Seller and to consummate the transactions contemplated by this Agreement are subject to the satisfaction as of the Closing, of each of the following conditions:

                (a) All of the representations and warranties of Seller set forth in this Agreement shall be true at the Closing in all material respects.

                (b) Seller shall have materially delivered, performed, observed and complied with, all of the items, instruments, documents, covenants, agreements and conditions required by this Agreement to be delivered, performed, observed and complied with by it prior to, or as of, the Closing.

                (c) Neither Seller, any Guarantor, nor Lessee shall be in receivership or dissolution or have made any assignment for the benefit of creditors, or have been adjudicated a bankrupt, or have filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization or an arrangement with creditors under the federal bankruptcy law or any other similar law or statute of the United States or any state and no such petition shall have been filed against it.

                (d) No material adverse change shall have occurred with respect to the condition, financial or otherwise, of the Property or the Seller.

                (e) Neither the Property nor any part thereof or interest therein shall have been taken by execution or other process of law in any action prior to Closing.

                (f) Guarantor shall have obtained at Guarantor's expense and delivered to Purchaser the Phase Environmental Assessment prepared by Gresham, Smith and Partners, dated June, 1994.

                (g) Purchaser shall have satisfactorily completed an inspection of the Property with respect to the physical condition thereof by agents or contractors selected by Purchaser.

                (h) Lessee shall have executed and delivered to Purchaser the Leases and Lease Assignment and Guarantor shall have executed and delivered to the Purchaser the Guaranty.

                (i) Purchaser shall have received, in form acceptable to Purchaser, evidence of compliance by the Property with all building codes (certificates of occupancy), zoning ordinances and other governmental entitlements as necessary for the operation of the Property for the current and intended use.

                (j) All necessary approvals, consents, estoppel certificates and the like of third parties to the validity and effectiveness of the transactions contemplated hereby have been obtained. Seller shall provide estoppel certificates from tenants of the Land and/or Improvements in the form of EXHIBIT "J" and a Mortgagee Statement in the form of EXHIBIT "K".

                (k) Purchaser is reasonably satisfied that the Property is sufficient and adequate for Lessee to carry on the business now being conducted thereon and the Property is in good condition and repair as reasonably required for the proper operation and use thereof in compliance with applicable laws and the requirements of applicable accreditation and licensing authorities.

                (l) Purchaser shall have received from the Seller's counsel a legal opinion in a form acceptable to the parties.

                (m) No material portion of the Property shall have been destroyed by fire or casualty.

                (n) No condemnation, eminent domain or similar proceedings shall have been commenced or threatened with respect to any portion of the Property.

                (o) Purchaser shall have received from Guarantor's counsel a legal opinion generally in the form of EXHIBIT "I" attached hereto.

                (p) Purchaser shall have received from Guarantor an origination fee in the amount of $35,000.00.

                (q) Purchaser shall have received from the Seller the Schedules referred to herein.

                (r) The transactions contemplated by the Stock Purchase Agreement among OrNda HealthCorp, Summit Health, Ltd. and Fountain Valley Medical Development Co., a California limited partnership, of even date herewith shall have been consummated.

                 7.2 Failure of Conditions to Purchaser's Obligations. In the event any one or more of the conditions to Purchaser's obligations are not satisfied in whole or in part as of the Closing, Purchaser, at Purchaser's option, shall be entitled to: (a) terminate this Agreement by giving written notice thereto to Seller, whereupon all moneys which have been delivered by Purchaser to Seller or the Title Company shall be immediately refunded to Purchaser and Purchaser shall have no further obligations or liabilities hereunder; or (b) proceed to Closing hereunder.

                 7.3  Conditions to Seller's Obligations.   The obligations of
Seller to sell the Property to Purchaser and to consummate the transactions contemplated by this Agreement are subject to the satisfaction as of the Closing, of each of the following conditions:

                (a) The transactions contemplated by the Stock Purchase Agreement among OrNda HealthCorp, Summit Health, Ltd. and Fountain Valley Medical Development Co., a California limited partnership, of even date herewith, shall have been consummated.


                                 ARTICLE VIII.

                 PROVISIONS WITH RESPECT TO THE CLOSING

                 8.1 Seller's Closing Obligations. At the Closing, Seller shall furnish and deliver to the Title Company for delivery to Purchaser the following:

                (a) The Deed, Title Policy (with such endorsements as Purchaser reasonably requests or a binding commitment to issue the same), Certificate of Non-Foreign Status, Closing Certificate, each duly executed and acknowledged by Seller.

                (b) An affidavit, agreement and indemnity executed by Seller and dated as of the Closing Date, stating that there are no debts for any work that has been done or materials furnished to the Property prior to and as of Closing which remain unpaid or for which no accruals have been made and stating that Seller shall indemnify, save and protect Purchaser and its assigns harmless from and against any and all claims, liabilities, losses, damages, causes of action and expenses (including courts costs and reasonable attorney's fees related thereto) arising out of, in connection with, or resulting from, the use, occupancy and operation, of the Property and the performance of such work up to and including the date of Closing, in form and substance mutually acceptable to counsel for Seller and Purchaser.

                (c) Search Reports, dated not more than fifteen (15) days prior to Closing, evidencing no UCC-I Financing Statements or other filings in the name of Seller with respect to the Property, or evidence that the same will be released at closing.

                (d) Such affidavits or letters of indemnify as the Title Company shall reasonably require in order to omit from its insurance policy all exceptions for unfiled mechanic's, materialman's or similar liens.

                (e) An opinion of Seller's counsel, dated as of the Closing Date, in a form mutually acceptable to Seller's counsel and the Purchaser.

                (f) Duplicates of keys, combinations, codes and security information to all locks on the Property in the possession of Seller.

                (g) Such instruments or documents as are necessary, or reasonably required by Purchaser or the Title Company, to evidence the status and capacity of Seller and the authority of the person or persons who are executing the various documents on behalf of Seller in connection with the purchase and sale transaction contemplated hereby.

                (h) Such other documents, as are reasonably required by Purchaser to carry out the terms and provisions of this Agreement.

                 8.2 Purchaser's Closing Obligations. At the Closing, Purchaser shall deliver to the Title Company for delivery:

                (a) To Seller, by wire transfer, to the order of the Title Company representing the cash portion of the Purchase Price due in accordance with Section 3.1 herein.

                (b) To OrNda, the Leases and the Lease Assignment, duly executed and acknowledged by Purchaser.

                (c) To Seller, such instruments as are necessary, or reasonably required by Seller or the Title Company to evidence the authority of Purchaser to consummate the purchase and sale transaction contemplated hereby and to execute and deliver the closing documents on the Purchaser's part to be delivered and a certificate from Purchaser concerning post-Closing expenses.

                (d) To Seller, such other documents, including, without limitation, an indemnity from Purchaser relating to post-closing obligations, as are reasonably required by Seller to carry out the terms and provisions of this Agreement.

                 8.3 Guarantor's Closing Obligations. At the Closing, Guarantor shall furnish and deliver or cause to be delivered to the Title Company for delivery to Purchaser, the following:

                (a)  The Guaranty, duly executed and acknowledged by Guarantor.

                (b) An opinion of Guarantor's counsel, dated as of the Closing Date, in a form mutually acceptable to Guarantor and the Purchaser.

                (c)  The Leases, duly executed and acknowledged by Lessee.

                (d)  Payment of $35,000.00 as an origination fee.

                                  ARTICLE IX.

                              EXPENSES OF CLOSING

                 9.1 Adjustments. There shall be an adjustment of taxes, assessments, water or sewer charges, gas, electric, telephone or other utilities, operating expenses, employment charges, premiums on insurance policies, rents and other normally proratable items.

                 9.2 Closing Costs. Seller shall pay: (a) any and all state, municipal or other documentary or transfer taxes payable in connection with the delivery of any instrument or document provided in or contemplated by this Agreement; (b) the charges for or in connection with the recording and/or filing of any instrument or document provided herein or contemplated by this Agreement; (c) any and all fees payable by Seller to any broker employed by Seller in connection with this transaction and hold Purchaser harmless therefrom including any of its reasonable costs and attorney fees arising therefrom; (d) Seller's legal, accounting and other professional fees and expenses and the cost of all opinions, certificates, instruments, documents and papers required to be delivered, or to cause to be delivered, by Seller hereunder, including without limitation, the cost of performance by Seller of its obligations hereunder; and (e) all other costs and expenses which are expressly required to be paid by Seller pursuant to other provisions of this Agreement. Guarantor and Seller shall each pay 50% of (a) all title examination fees and premiums for the Title Policy and (b) the cost of the Search Reports and (c) the cost of the Survey. In addition, Purchaser and Seller shall each be responsible for other costs in the usual and customary manner for this kind of transaction in the county where the Property is located.

                 9.3 Commissions/Broker's Fees. Seller shall pay any and all commissions/broker's fees due CitiBank Securities, Inc. or any other broker employed by Seller in connection with this transaction and hold Purchaser harmless therefrom including any of its reasonable costs and attorney fees arising therefrom.

                                   ARTICLE X.

                              DEFAULT AND REMEDIES

                 10.1  Seller's Default; Purchaser's Remedies.

                (a) Seller's Default. Seller shall be deemed to be in default hereunder upon the occurrence of any one or more of the following events: (i) any of Seller's warranties or representations set forth herein shall be materially untrue at Closing; or (ii) Seller shall fail to meet, comply with, or perform for any reason other than a default by Purchaser hereunder any covenant, agreement or obligation on its part required within the time limits and in the manner required in this Agreement for any reason other than a default by Purchaser hereunder.

                (b) Purchaser's Remedies. In the event Seller shall be deemed to be in default hereunder Purchaser may, at Purchaser's sole option, do any one or more of the following as its only remedies: (i) terminate this Agreement by written notice delivered to Seller on or before the Closing, in which event neither party shall have any further obligation hereunder; or (ii) enforce specific performance of this Agreement against Seller including Purchaser's reasonable costs and attorneys fees in connection therewith.

                (c) Return of Payments. Upon the occurrence of any event deemed to be a default by Seller hereunder, all payments previously made by Purchaser to Seller or the Title Company hereunder shall be forthwith returned to Purchaser by the Title Company on receipt of written certification from Purchaser that Seller has defaulted under this Agreement. If such sums are to be returned to Purchaser in accordance with this Section 10.1(c), Seller shall promptly, on written request from Purchaser, execute and deliver such documents as may be required to cause the Title Company to return such sums to Purchaser.

                 10.2  Purchaser's Default; Seller's Remedies.

                (a) Purchaser's Default. Purchaser shall be deemed to be in default hereunder if Purchaser shall fail to deliver, at the Closing, any of the items specified in Section 8.3 hereof for any reason other than a default by

Seller hereunder, the failure to satisfy or waive any condition to Purchaser's obligations hereunder or termination of this Agreement prior to Closing.

                (b) Seller's Remedy. In the event Purchaser shall be deemed to be in default hereunder, Seller, as Seller's sole and exclusive remedy for such default, shall be entitled (i) to terminate this Agreement and shall have no further obligations or liability hereunder or (ii) to require Guarantor to close upon the same terms as provided herein and as provided at Section 11.11, whereupon Purchaser shall be released of any and all obligations to Seller and/or Guarantor.


                                  ARTICLE XI.

                                 MISCELLANEOUS

                 11.1 Survival. All of the representations, warranties, covenants, agreements and indemnities of Seller and Purchaser contained in this Agreement, to the extent not performed at the Closing, shall survive the Closing for two (2) years only, and shall not be deemed to merge upon the acceptance of the Deed by Purchaser.

                 11.2 Assignment. On the Closing Date, pursuant to an Assignment of Rights in the form attached hereto as EXHIBIT "M", Purchaser shall assign this Agreement and all of its rights hereunder to Summit Health, Ltd., a California corporation (the "Assignee"). Lessee shall be entitled to all of the rights and powers of Purchaser hereunder. Purchaser shall have no rights or powers against the Seller after the Assignment.

                 11.3 Notices. All notices, requests and other communications under this Agreement shall be in writing and shall be delivered in person, sent by certified mail, return receipt requested or delivered by recognized expedited delivery service and addressed as follows:

                 If intended for Purchaser:

                          David R. Emery
                          Healthcare Realty Trust Incorporated
                          3310 West End Avenue
                          Nashville, Tennessee 37203
                          Phone: (615) 269-8175
                          Fax: (615) 269-8122

                 With a copy to:

                          John A. Gupton, III, Esq.
                          Heiskell, Donelson, Bearman, et al.
                          511 Union Street - Suite 600
                          Nashville, Tennessee 37219-1745
                          Phone: (615) 256-0815
                          Fax: (615) 726-7378

                 If intended for Seller:

                          Fountain Valley Medical Development Co.,
                           a California limited partnership
                          Attention: Thomas M. Ways, CEO
                          11180 Warner Avenue
                          Fountain Valley, California 92708-9927
                          Phone: (714) 966-7200
                          Fax: (714) 435-0465

                 With a copy to Guarantor:

                          OrNda Health Corp
                          3401 West End Avenue, Suite 700
                          Nashville, Tennessee 37203
                          Attn: James H. Spalding
                          Phone: (615) 383-8599
                          Fax: (615) 783-1232

                 With a copy to:

                          Sherwin L. Memel, Esq.
                          Manatt, Phelps & Phillips
                          11355 W. Olympic Boulevard
                          Los Angeles, California 90064-1614
                          Phone: (310) 312-4000
                          Fax: (310) 312-4224

                 If intended for Seller after Closing:

                          Fountain Valley Medical Development Co.
                          c/o BDO Seidman
                          1900 Avenue of the Stars-11th Floor
                          Los Angeles, California 90067
                          Attn: Arthur R. Nemiroff

                 With a copy to Guarantor:

                          OrNda HealthCorp
                          3401 West End Avenue, Suite 700
                          Nashville, Tennessee 37203
                          Attn: James H. Spalding
                          Phone: (615) 383-8599
                          Fax: (615) 783-1232


or at such other address, and to the attention of such other person, as the parties shall give notice as herein provided. A notice, request and other communication shall be deemed to have been duly received if delivered in person or by a recognized delivery service, when left at the address of the recipient, provided that if a notice, request or other communication is served by hand or is received by facsimile on a day which is not a business day, or after 5:00 P.M. on any business day at the addressee's location, such notice or communication shall be deemed to be duly received by the recipient at 9:00 A.M. on the first business day thereafter.

                 11.4 Entire Agreement; Modifications. This Agreement embodies and constitutes the entire understanding between the parties with respect to the transactions contemplated herein, and all prior or contemporaneous agreements, understandings, representations and statements (oral or written) are merged into this Agreement. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the Party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

                 11.5  Applicable Law.   THIS AGREEMENT AND THE TRANSACTIONS
CONTEMPLATED HEREBY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE IN WHICH THE PROPERTY IS LOCATED.

                 11.6 Captions. The captions in this Agreement are inserted for convenience of reference only and in no way define, describe, or limit the scope or intent of this Agreement or any of the provisions hereof.

                 11.7 Binding Effect. This Agreement shall be binding-upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives and permitted successors, and assigns.

                 11.8 Time is of the Essence. With respect to all provisions of this Agreement, time is of the essence. However, if the first date of any period which is set out in any provision of this Agreement falls on a day which is not a Business Day, then, in such event, the time of such period shall be extended to the next day which is a Business Day.

                 11.9 Waiver of Conditions. Any Party may at any time or times, at its election, waive any of the conditions to its obligations hereunder, but any such waiver shall be effective only if contained in a writing signed by such Party. No waiver by a Party of any breach of this Agreement or of any warranty or representation hereunder by the other Party shall be deemed to be a waiver of any other breach by such other Party (whether preceding or succeeding and whether or not of the same or similar nature), and no acceptance of payment or performance by a Party after any breach by the other Party shall be deemed to be a waiver of any breach of this Agreement or of any representation or warranty hereunder by such other Party, whether or not the first Party knows of such breach at the time it accepts such payment or performance. No failure or delay by a Party to exercise any right it may have by reason of the default of the other Party shall operate as a waiver of default or modification of this Agreement or shall prevent the exercise of any right by the first Party while the other Party continues to be so in default.

                 11.10 Guaranty of Purchaser's Obligations. In consideration of Seller entering into an agreement of even date herewith among Seller, Summit Health, Ltd. as buyer, and Guarantor, Guarantor as principal obligor and not merely as a surety, hereby unconditionally guarantees full, punctual and complete performance by Purchaser of all Purchaser's obligations under or arising out of or in connection with this Agreement and so undertakes to Seller that, if and when Purchaser is in default, Guarantor:

                (a) will on demand duly and promptly perform or procure the performance of Purchaser's obligations; and

                (b) will indemnify and at all times hold harmless Seller against all costs, charges and expenses which it may sustain or incur by reason of the failure of Purchaser to perform any of its obligations in whole or in part.

                 The foregoing guarantee:

                 (a) is a continuing guarantee and will remain in full force and effect until the obligations and liabilities of Purchaser under or arising out of or in connection with the Agreement have been duly performed or been discharged;

                 (b) will continue to be effective or will be reinstated as the case may be if at any time any sum which has become payable to Seller hereunder and has been paid has to be restored by it upon the bankruptcy, liquidation or reorganization of Purchaser or otherwise; and

                 (c) will continue and survive any assignment of Purchaser's rights, duties or obligations.



                       (SIGNATURES ON THE FOLLOWING PAGE]

EXECUTED to be effective as of the Effective Date.


                                           PURCHASER:

                                           Healthcare Realty Trust
                                             Incorporated,
                                           a Maryland corporation


                                           By:
                                              -----------------------------
                                           Its:
                                               ---------------------------
                                           Date:
                                                ---------------------------
                                           Purchaer's Tax Identification
                                           Number:
                                                  ------------------------


                                           SELLER:

                                           Fountain Valley Medical
                                            Development Co.,
                                           a California limited partnership


                                           By:
                                              -----------------------------
                                           Its:
                                               ---------------------------
                                           Date:
                                                ---------------------------
                                           Seller's Tax Identification
                                           Number:
                                                  ------------------------


                                           GUARANTOR:

                                           OrNda Healthcorp,
                                           a Delaware corporation


                                           By:
                                              -----------------------------
                                           Its:
                                               ---------------------------
                                           Date:
                                                ---------------------------
                                           Guarantor's Tax Identification
                                           Number:
                                                  ------------------------

                               LIST OF EXHIBITS


Exhibit "A"     -       Real Property Description

Exhibit "B"     -       Intentionally Deleted

Exhibit "C"     -       Certificate of Non-Foreign Status

Exhibit "D"     -       Closing Certificate

Exhibit "E"     -       Guaranty

Exhibit "F"     -       Leases (Form of Lease)

Exhibit "G"     -       Certified Rent Roll

Exhibit "H"     -       Assignment of Rents and Leases

Exhibit "I"     -       Intentionally Deleted

Exhibit "J"     -       Tenant Lease Estoppel

Exhibit "K"     -       Mortgagee Statement

Exhibit "L"     -       Surveyor's Certificate

Exhibit "M"     -       Assignment of Rights

Schedules 1-9